ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Provides Operations Update; Raises 2016 Guidance and Capital Budget

San Antonio (May 19, 2016) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today provided the following operational update and preliminarily raised the Company’s 2016 guidance and capital budget.

Permian Basin
Abraxas recently elected to conclude the sales efforts for the Company’s Ward and Reeves county assets. After extensive geologic work and examining recent third party well success offsetting Abraxas’ acreage, the Company decided that the best way to maximize the value of these assets was to commence a development program. Abraxas plans to test the Bone Spring and Wolfcamp A across this acreage by commencing a two well drilling program this year. Abraxas plans to spud the Company’s first well in the third quarter of 2016.

Abraxas holds approximately 8,092 gross and 5,227 net acres across this play. The acreage is 100% operated and 100% held by production. Abraxas is also currently attempting to acquire additional interests by acquiring the non-operated interests of the Company’s working interest partners in the assets.

Austin Chalk – Atascosa County
In late 2015, Abraxas observed a third party operators’ success drilling and placing modern completions on Austin Chalk wells in the Karnes trough. Abraxas’ Jourdanton acreage sits in a similar graben system to the Karnes trough, with comparable reservoir thickness and permeability. Notably, vertical Austin Chalk production in and around Abraxas’ acreage position has shown superior results to those in the Karnes trough. This has led our management to seek ways to exploit this potential. Abraxas plans to drill one horizontal well in 2016 using similar drilling and completion techniques to those that led to the unlocking of the significant Austin Chalk resource in the Karnes trough. Gross drilling and completion costs for a 5,000 foot horizontal Austin chalk well are estimated at $5.0 million. Abraxas’ budget for 2016 allocates $5.0 million to the Jourdanton Prospect to test the Austin Chalk. Abraxas also continues to work on a joint venture on this prospect which could lead to an expansion of 2016 planned activity with lower capital exposure.

Williston Basin
On the Stenehjem Super Pad, Abraxas is currently preparing the Company’s six Bakken/Three Forks wells for fracture stimulation in late June. Abraxas anticipates first production from these wells in the third quarter of 2016. Abraxas owns a working interest of approximately 78% in the Stenehjem 10H-15H.

A&D Update
Abraxas recently sold an overriding royalty interest that varies from 1%-5% across 3,184 net acres in Martin County, Texas for approximately $2.8 million. The assets sold produce approximately 29 boepd net to Abraxas in March 2016.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

2016 Guidance and Capital Budget
With the additional Permian and Austin Chalk activity, Abraxas’ capital budget for 2016 has been preliminarily increased to $40 million for 2016 (broken down in further detail below). Estimated production volumes associated with the $40 million budget are forecasted to be 6,200 boepd at the midpoint of guidance.

	Full Year 16E
	Low	High
Production
Total (Boepd)	6,000	6,400
% Oil	62%
% NGL	14%
% Natural Gas	22%

Operating Costs
LOE ($/Boe)	$8.00	$10.00
Production Tax (% Rev)	9.0%	11.0%
Cash G&A ($mm)	$8.0	$12.0

CAPEX ($mm)	$40

Net CAPEX
($mm)
Basin/Region
Bakken	$18.0
Permian	10.0
Austin Chalk	5.0
Leasing/acquisitions/other	7.0
Total	$40.0

The 2016 capital expenditure budget is subject to change depending upon a number of factors, including a continued improvement in commodity prices by the summer of 2016, the availability of drilling equipment and personnel, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the availability of sufficient capital resources for drilling prospects, our financial results, the availability of leases on reasonable terms and our ability to obtain permits for drilling locations.

Bob Watson, President and CEO of Abraxas commented, “Abraxas is excited to embark on what hopefully becomes the Company’s next successful development play by testing the Bone Spring and Wolfcamp across the Company’s 5,270 net acres in Ward and Reeves County, Texas. These assets sit in the transition zone between the deeper Delaware Basin and the Central Basin Platform, where recent well results have been very encouraging. We plan to spud our first well here in the third quarter of 2016 and continue to look for opportunities to expand our position.”

“We are excited to test the Austin Chalk on our Jourdanton prospect in Atascosa County, Texas. Tests of the Austin Chalk in an analogous geologic environment have also been highly encouraging. We plan to spud the first well of this program in the second quarter of 2016.”

“We are also pleased to raise our production guidance for the year on the back of this accelerated development. Our upcoming Bakken completions, in addition to our stable legacy well performance, give us comfort in these numbers.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com